                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                               QUALCOMM Contact:
                                                                   Bill Davidson
                                              Vice President, Investor Relations
                                    1-(858) 658-4813 (ph) 1-(858) 651-9303 (fax)
                                                         e-mail: ir@qualcomm.com

              QUALCOMM ANNOUNCES FIRST QUARTER FISCAL 2005 RESULTS
                        REVENUES $1.4 BILLION, EPS $0.30
             REVENUES $1.4 BILLION, EPS $0.28 EXCLUDING QSI SEGMENT

SAN DIEGO - January 19, 2005 - QUALCOMM Incorporated (NASDAQ: QCOM) today announced results for its first quarter fiscal 2005 ended December 26, 2004.

Revenues were $1.4 billion in the first fiscal quarter, up 15 percent year-over-year and 24 percent sequentially(1). First fiscal quarter net income was $513 million and diluted earnings per share were $0.30, up 46 percent and 43 percent, respectively, year-over-year, and up 31 percent and 30 percent, respectively, sequentially(1).

Revenues excluding the QUALCOMM Strategic Initiatives (QSI) segment were $1.4 billion in the first fiscal quarter, up 21 percent year-over-year and 1 percent sequentially, when compared to 2004 results excluding QSI prepared under the "New Method"(1) of recording royalties. First fiscal quarter net income excluding the QSI segment was $474 million and diluted earnings per share were $0.28, up 21 percent and 17 percent, respectively, year-over-year, and down 5 percent and 7 percent, respectively, sequentially. Throughout, comparative results excluding the QSI segment are presented as if the New Method had been in use in the prior year.

Detailed reconciliations between total QUALCOMM results and QUALCOMM results excluding QSI (for the first quarter fiscal 2005) and between total QUALCOMM results and QUALCOMM results excluding QSI prepared under the New Method of recording royalties (for each quarter in 2004 and in total) are included at the end of this news release. Prior period reconciliations are presented on our Investor Relations web page at www.qualcomm.com.

--------------------
(1)The New Method of recording royalties is based solely on reports received from licensees for royalty bearing sales of equipment in the prior quarter. The Company adopted this New Method during the fourth quarter of fiscal 2004 on a prospective basis. Under the Prior Method of recording royalties, the Company recorded an estimate of earned royalties in the quarter preceding its receipt of licensee reports. As a result of the change, GAAP results for the fourth quarter of fiscal 2004 reflect only partial economic performance of the Companys licensing business as royalty revenue that would have been recognized in the fourth quarter of fiscal 2004 was recognized in the first quarter of fiscal 2005. Results under the New Method are presented herein to assist investors with evaluating financial performance on a comparable basis.

-more-

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      QUALCOMM Announces First Quarter Fiscal 2005 Results          Page 2 of 19

"The deployment and expansion of third generation (3G) Code Division Multiple Access (CDMA) networks and devices continues to drive our results," said Dr. Irwin Mark Jacobs, chairman and CEO of QUALCOMM. "Wideband Code Division Multiple Access (WCDMA) contributed 32 percent to our royalty revenues from September quarter shipments, demonstrating further expansion of WCDMA networks and increasing device sales. Consumers and enterprises worldwide are attracted by and benefiting from an increasing range of entertaining and useful applications. The downloading of applications and content to wireless phones has grown dramatically, providing incremental revenue growth to 3G operators. By November of 2003, there had been more than 60 million downloads of BREW applications since the first BREW operator launched services in November of 2001. By November of 2004, over 200 million downloads of applications had occurred using the BREW system. BREW is now offered by 37 operators in 24 countries under various service brand names and the BREW developer community is thriving."

"With the transition to 3G CDMA well under way, the growing demand for advanced features and services at an affordable market price is compelling operators to further upgrade to the higher data rates and resulting lower cost enabled by 1xEV-DO for CDMA2000(R) and by HSDPA (High Speed Downlink Packet Access), available soon for WCDMA. CDMA2000 operators are rapidly expanding 1xEV-DO networks and using the increased capacity to offer multimedia services, which have proven popular in Korea and Japan. We recently announced first samples of the CSM6800(TM), the base station chip that supports CDMA2000 1xEV-DO Revision
A. With higher speed, especially on the reverse link, as well as lower latency, Revision A, when deployed, will enable the consumer and enterprise to not only receive, but also send large amounts of data using their wireless device. Revision A is designed to support fully-competitive push-to-talk services and high capacity, high quality VoIP (Voice over Internet Protocol). Competition among network operators is clearly speeding the 2G to 3G transition and the further evolution of 3G performance, services, and devices."

"The wireless market is changing rapidly and will continue to do so for the foreseeable future. The mobile phone is becoming the essential consumer device and our strategy of comprehensive feature integration in our Mobile Station Modem(TM) (MSM(TM)) digital chipset is enabling convergence of a broad array of consumer functions within the ubiquitous phone. In a complementary cycle, the

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      QUALCOMM Announces First Quarter Fiscal 2005 Results          Page 3 of 19

BREW platform supports the availability of compelling applications in the marketplace to take advantage of these advanced features."

Research and development (R&D) expenses were $228 million in the first fiscal quarter, up 52 percent year-over-year, largely attributable to increased headcount related to development of integrated circuit products and initiatives to support multimedia applications, high-speed wireless Internet access and multimode, multiband, multinetwork products including CDMA2000(R) 1xEV-DO, WCDMA, and HSDPA. This includes $9 million in R&D expenses attributable to the QSI segment.

Selling, general and administrative (SG&A) expenses were $148 million in the first fiscal quarter, up 25 percent year-over-year, largely attributable to increases in employee related headcount expenses to support our growing worldwide customer base, and professional fees related to legal, patent and audit activities. This includes $5 million in SG&A expenses attributable to the QSI segment.

Our fiscal 2005 effective income tax rate is estimated to be approximately 28 percent, compared to approximately 25 percent in fiscal 2004. Excluding the QSI segment, our fiscal 2005 effective tax rate is estimated to be approximately 30 percent, compared to 27 percent in fiscal 2004. The increased estimated annual effective tax rates as compared to the prior fiscal year are primarily due to proportionately less foreign earnings subject to a lower rate. The 2004 Working Families Act, enacted on October 4, 2004, extended the research and development tax credit. As a result, the effective tax rates in the first quarter of fiscal 2005 of approximately 27 percent for total QUALCOMM and 29 percent excluding QSI are lower than the expected annual effective tax rates.

QUALCOMM STRATEGIC INITIATIVES

The QUALCOMM Strategic Initiatives (QSI) segment includes our strategic investments and related income and expenses. The first quarter fiscal 2005 results consisted primarily of $51 million in net realized gains on investments and $3 million in gains on derivative instruments, partially offset by $14 million of operating expenses, including $9 million in R&D costs related to MediaFLO(TM) USA. Total QUALCOMM results for the first quarter of fiscal 2005 include $0.02 of diluted earnings per share for the QSI segment.

      QUALCOMM Announces First Quarter Fiscal 2005 Results          Page 4 of 19

BUSINESS OUTLOOK

The following statements are forward-looking and actual results may differ materially. Please see Note Regarding Forward-Looking Statements at the end of this news release for a description of certain risk factors and QUALCOMM's annual and quarterly reports on file with the Securities and Exchange Commission
(SEC) for a more complete description of risks. Due to their nature, certain income and expense items such as realized investment gains or losses in QSI and asset impairments cannot be accurately forecast. Accordingly, the Company excludes such items from its business outlook, and actual results may vary materially from the business outlook if the Company incurs any such income or expense items.

This outlook does not include the effects in the Company's fourth quarter of fiscal 2005 from expensing equity-based compensation programs under SFAS No. 123R, Share-Based Payment, which is scheduled to be effective for fiscal periods beginning after June 15, 2005. The Company will not adopt the revised standard prior to the fourth quarter of fiscal 2005.

CORE BUSINESS OUTLOOK

Comparisons of fiscal 2005 to fiscal 2004 for our core business (excluding the QSI segment) provided below present fiscal 2004 annual and quarterly results assuming application of the New Method of recording royalties based solely on reports received from licensees.

      FISCAL 2005

      Based on the current business outlook, we are reiterating our prior revenue guidance and increasing our earnings guidance for fiscal 2005 excluding the QSI segment. We are also reiterating our prior calendar year CDMA market guidance and our estimate of fiscal 2005 CDMA phone average selling price. We anticipate that revenues excluding the QSI segment will be in the range of approximately $5.8-$6.3 billion, an increase of 16-26 percent year-over-year. We anticipate diluted earnings per share excluding the QSI segment will be approximately $1.16-$1.20 for fiscal 2005, an increase of 8-12 percent year-over-year. We estimate the CDMA phone market to be in the range of 218-228 million units in calendar 2005. Based on the 223 million unit midpoint of this estimate, we anticipate shipments of approximately 168

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      QUALCOMM Announces First Quarter Fiscal 2005 Results          Page 5 of 19

      million CDMA2000 units and approximately 55 million WCDMA units. We anticipate average selling prices for CDMA phones, CDMA2000 and WCDMA combined, to increase 5 percent in fiscal 2005 to approximately $215 per unit, compared to approximately $205 in fiscal 2004.

      SECOND QUARTER FISCAL 2005

      Based on the current business outlook, we anticipate that revenues excluding the QSI segment in the second fiscal quarter will be in the range of approximately $1.35-$1.45 billion, an increase of 14-22 percent year-over-year. We anticipate that diluted earnings per share excluding the QSI segment will be approximately $0.25-$0.27 in the second fiscal quarter, compared to $0.26 in the prior year. This estimate assumes shipments of approximately 35-37 million MSM phone chips during the quarter. We anticipate worldwide CDMA/WCDMA phone shipments of approximately 46-49 million units in the December quarter at an average selling price of approximately $214 per unit. Under the New Method, royalty revenues in the second fiscal quarter will be based solely on reports received from licensees for royalty bearing sales of equipment in the prior quarter ended December 26, 2004.

GAAP OUTLOOK

We compare 2005 GAAP outlook below to GAAP results for fiscal 2004. Fiscal 2004 GAAP results are based on the Prior Method through the third quarter and reflect only partial economic performance of the Company's licensing business in the fourth quarter.

      FISCAL 2005

      Based on the current business outlook, we anticipate that total QUALCOMM revenues will be in the range of approximately $5.8-$6.3 billion, an increase of 18-29 percent year-over-year. We are increasing our earnings guidance for total QUALCOMM and now anticipate diluted earnings per share for fiscal 2005 will be approximately $1.15-$1.19, an increase of 12-16 percent year-over-year and including an estimated $0.01 loss per share attributed to the QSI segment.

      SECOND QUARTER FISCAL 2005

      Based on the current business outlook, we anticipate that total QUALCOMM revenues in the second quarter will be in the range of approximately $1.35-$1.45 billion, an increase of 11-19 percent year-over-year. We anticipate that total QUALCOMM earnings per share will be approximately

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    QUALCOMM Announces First Quarter Fiscal 2005 Results            Page 6 of 19

      $0.24-$0.26 in the second fiscal quarter, a decrease of 10-17 percent year-over-year and including an estimated $0.01 loss per share attributed to the QSI segment.

CASH AND MARKETABLE SECURITIES

QUALCOMM's cash, cash equivalents and marketable securities totaled approximately $8.0 billion at the end of the first quarter fiscal 2005, compared to $7.6 billion on September 26, 2004 and $5.9 billion on December 28, 2003. We paid $176 million in cash for business acquisitions in the first quarter fiscal 2005. In the first quarter fiscal 2005, net cash transfers to QSI were $28 million. Detailed reconciliations between changes in total QUALCOMM GAAP cash flow and changes in cash, cash equivalents and marketable securities and total QUALCOMM excluding the QSI segment are included at the end of this news release.

    QUALCOMM Announces First Quarter Fiscal 2005 Results            Page 7 of 19

RESULTS OF BUSINESS SEGMENTS The following tables, which present segment information, have been adjusted to reflect the 2005 segment presentation (Notes 1 and 2), as well as to present QTL results for fiscal year 2004 as if the New Method of recognizing QTL revenues had been in effect for the entire year. GAAP equivalents and reconciliations for fiscal 2004 periods are included at the end of this news release (dollars in millions, except per share data):

FIRST QUATER - FISCAL YEAR 2005

                                                                                 RECONCILING       QUALCOMM                  TOTAL
SEGMENTS                                                QCT     QTL       QWI     ITEMS (3)      EXCLUDING QSI   QSI       QUALCOMM
-------------------------------------------------       ---     ---       ---    -----------     -------------   -----     --------
REVENUES                                                865     400         159        (34)          1,390           -     1,390
CHANGE FROM PRIOR YEAR (NEW METHOD FOR QTL(5))           15%     33%         19%       N/M              21%        N/M        21%
CHANGE FROM PRIOR QUARTER (NEW METHOD FOR QTL(5))         2%     (1%)         3%       N/M               1%        N/M         1%
EARNINGS BEFORE TAXES                                   242     358          16         48             664          40       704
CHANGE FROM PRIOR YEAR (NEW METHOD FOR QTL(5))           (8%)    32%        300%       N/M              19%        N/M        28%
CHANGE FROM PRIOR QUARTER (NEW METHOD FOR QTL(5))       (11%)    (2%)        33%       N/M              (1%)       N/M         3%
NET INCOME                                                                                             474          39       513
CHANGE FROM PRIOR YEAR (NEW METHOD FOR QTL(5))                                                          21%       (154%)      61%
CHANGE FROM PRIOR QUARTER (NEW METHOD FOR QTL(5))                                                       (5%)       (19%)      (6%)
DILUTED EARNINGS PER COMMON SHARE                                                                     0.28        0.02      0.30
CHANGE FROM PRIOR YEAR (NEW METHOD FOR QTL(5))                                                          17%       (150%)      58%
CHANGE FROM PRIOR QUARTER (NEW METHOD FOR QTL(5))                                                       (7%)       N/M        (6%)

FOURTH QUARTER - FISCAL YEAR 2004

                                                                                                                      QUALCOMM
                                                                        NEW METHOD*                  RECONCILING    EXCLUDING QSI
SEGMENTS                                                  QCT (2)*       QTL (5)      QWI (2)*      ITEMS (2)(3)*     (2)(5)*
------------------------------------------------          --------      -----------   --------      -------------   -------------
REVENUES                                                    850            404            155            (38)          1,371
EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES            273            364             12             24             673
NET INCOME                                                                                                               499
DILUTED EARNINGS PER COMMON SHARE                                                                                       0.30

SECOND QUARTER - FISCAL YEAR 2004

                                                                                                                       QUALCOMM
                                                                       NEW METHOD*                     RECONCILING   EXCLUDING QSI
SEGMENTS                                                  QCT (2)*        QTL (5)       QWI (2)*      ITEMS (2)(3)*    (2)(5)*
------------------------------------------------          --------     -----------      --------      -------------  -------------
REVENUES                                                    715            358            140            (29)          1,184
EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES            259            330              2              8             599
NET INCOME                                                                                                               428
DILUTED EARNINGS PER COMMON SHARE (4)                                                                                   0.26

FIRST QUARTER - FISCAL YEAR 2004

                                                                                                                       QUALCOMM
                                                                       NEW METHOD *                 RECONCILING      EXCLUDING QSI
SEGMENTS                                                 QCT (1)(2)*     QTL (5)       QWI(1)(2)*  ITEMS (2)(3)*         (2)(5)*
------------------------------------------------         -----------   ------------    ----------  ---------------   -------------
REVENUES                                                    752            300            134            (32)          1,153
EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES            262            271              4             22             559
NET INCOME                                                                                                               391
DILUTED EARNINGS PER COMMON SHARE (4)                                                                                   0.24

TWELVE MONTHS - FISCAL YEAR 2004

                                                                                                                      QUALCOMM
                                                                      NEW METHOD*                     RECONCILING   EXCLUDING QSI
SEGMENTS                                                QCT(2)*         QTL (5)         QWI (2)*     ITEMS (2)(3)*    (2)(5)*
------------------------------------------------        -------       -----------       --------     -------------  -------------
REVENUES                                                  3,111          1,483            571           (133)          5,031
EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES          1,049          1,346             19             81           2,495
NET INCOME                                                                                                             1,800
DILUTED EARNINGS PER COMMON SHARE                                                                                       1.07

(1) During the second quarter of fiscal 2004, the Company reorganized its wholly-owned subsidiary, SnapTrack, Inc. (SnapTrack), a developer of wireless position location technology. As a result of the reorganization of SnapTrack,

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    QUALCOMM Announces First Quarter Fiscal 2005 Results            Page 8 of 19

      revenues and operating results related to SnapTrack's server software business (software for location-based services and applications) that were previously presented in the QCT segment became part of the QIS division in the QWI segment. Segment information for the first quarter of fiscal 2004 has been adjusted to conform to the new segment presentation.

(2) During the first quarter of fiscal 2005, the Company reorganized its MediaFLO USA business into the QSI segment. The operating expenses related to the MediaFLO USA business were included in reconciling items through the end of fiscal 2004. Also during the first quarter of fiscal 2005, the Company reorganized a division in the QWI segment that develops and sells test tools into the QCT segment. Prior period segment information has been adjusted to conform to the new segment presentation.

(3) Reconciling items related to revenues consist primarily of other non-reportable segment revenues less intersegment eliminations. Reconciling items related to earnings before taxes consist primarily of corporate expenses, charges that are not allocated to the segments for management reporting purposes, unallocated net investment income, non-reportable segment results, interest expense and the elimination of intercompany profit.

(4) The Company effected a two-for-one stock split in August 2004. All references to number of shares and per share amounts reflect the stock split.

(5) QTL's results in the fourth quarter of fiscal 2004 reflect the Company's decision to make the prospective change to the New Method of recording royalties based solely on reports received from licensees for royalty bearing sales of equipment in the prior quarter. This change had the one-time effect of reducing royalty revenues in the fourth quarter of fiscal 2004. Therefore, GAAP results for fiscal 2004 do not reflect a full year of the economic performance of the Company's licensing business, as royalty revenue that would have been recognized in the fourth quarter of fiscal 2004 was recognized in the first quarter of fiscal 2005. Results using the New Method of recording royalties are presented for prior periods to illustrate the differences between the Prior Method of recording royalties and the New Method implemented during the fourth quarter of fiscal 2004.

*     As adjusted as described in the notes above.

N/M - Not Meaningful

Sums may not equal totals due to rounding.

    QUALCOMM Announces First Quarter Fiscal 2005 Results            Page 9 of 19

BUSINESS SEGMENT HIGHLIGHTS

QUALCOMM CDMA TECHNOLOGIES (QCT)

      - Shipped approximately 39 million MSM phone chips to customers worldwide during the first fiscal quarter, compared to approximately 32 million units in the year ago quarter and approximately 39 million units in the fourth quarter of fiscal 2004.

      - Shipped CSM((TM)) infrastructure chips for 3G CDMA2000 1X and 1xEV-DO to support approximately 2.5 million equivalent voice channels, compared to approximately 4.6 million in the year ago quarter and approximately 5.4 million in the prior quarter. Equivalent voice channels are provided rather than actual chip shipments because our CSM infrastructure chips currently support from eight to 32 voice channels per chip.

      - QUALCOMM named "Best Financially Managed Company" by the Fabless Semiconductor Association for outstanding financial performance for the third consecutive year.

      - Announced that more than 30 handset designs are currently under development based on QUALCOMM's first commercially available Enhanced Platform chipset the MSM6150(TM) and MSM6550(TM) chipset solutions. These integrated chipsets deliver increased processing capacity and lower power consumption to drive the global demand for 3G enhanced-multimedia products and services. Devices based on the MSM6150 or MSM6550 chipsets will deliver revenue-generating multimedia services on large, high-resolution QVGA screens allowing dynamic viewing of wireless interactive 3D gaming, video streaming and video telephony and images from integrated digital still cameras of up to 4.0 megapixel resolution.

      - Announced two industry milestones: the world's only single-chip solution for CDMA2000 1X, which integrates a baseband modem, radio transceiver, power management and multimedia engines into a single chip; and the industry's first CDMA2000 1X radio transceiver -- a component of this single-chip -- a radioOne(R) solution that combines radio receiver and transmitter functionalities into a single design using cost-effective RF CMOS (Complementary Metal Oxide Semiconductor) process technology.

      - Announced the MBD1000 chipset to support QUALCOMM's FLO (Forward Link Only) mediacast technology. Wireless operators will be able to leverage the FLO mediacast solution to deliver simultaneously to a greater number of users a wide variety of TV-like news, entertainment and informational programming from leading media corporations.

      - Shipped engineering samples of the CSM6800 and the MSM6275 chipsets. The CSM6800 for CDMA2000 1xEV-DO Revision A infrastructure equipment, provides a seamless migration path to the next evolution of CDMA2000 and supports higher data rates and

    QUALCOMM Announces First Quarter Fiscal 2005 Results           Page 10 of 19

            greater system capacity to enable advanced wireless multimedia. The MSM6275 solution is a WCDMA (UMTS) chipset with support for High-Speed Downlink Packet Access (HSDPA) and GSM/GPRS/EDGE (EGPRS). The MSM6275 chipset, part of QUALCOMM's Enhanced Multimedia Platform, delivers peak data rates of 1.8 Mbps, allowing faster transmission of data files to advance commercial wireless multimedia.

      - In November 2004, the Company completed the acquisition of all of the outstanding capital stock of Spike for $15 million, excluding assumed liabilities. Spike Technologies, a semiconductor design services company based primarily in India, will provide QCT with additional engineering resources to help reduce our time to market.

QUALCOMM TECHNOLOGY LICENSING (QTL)

      - Licensee information for the fourth quarter of fiscal year 2004 as reported by licensees in the first quarter of fiscal 2005:

                  - WCDMA royalties contributed approximately 32 percent of total royalties compared to approximately 12 percent of total royalties in the year ago quarter.

                  - Shipments of 40 million units at an average selling price of approximately $212.

                  - Forty-one subscriber licensees reported sales of CDMA2000 1X products and 12 subscriber licensees reported sales of WCDMA products.

                  - Eleven infrastructure licensees reported sales of CDMA2000 1X products and 11 infrastructure licensees reported sales of WCDMA products.

QUALCOMM WIRELESS & INTERNET GROUP (QWI)

QUALCOMM INTERNET SERVICES (QIS)

      - Third-party BREW publishers and developers have earned more than $200 million from the sales of BREW applications. This achievement marks the ongoing momentum for the BREW solution within the rapidly expanding global wireless industry. As of November 2004, 37 wireless operators were offering BREW services in 24 countries and cumulative BREW application downloads exceeded 200 million worldwide.

      - Announced advanced firmware over-the-air (FOTA) update capabilities via the BREW solution in conjunction with Insignia Solutions and Bitfone Corporation. These capabilities enable wireless operators and handset manufacturers to remotely reflash a BREW-enabled device's firmware-repairing software flaws or adding new functions-thus eliminating the

    QUALCOMM Announces First Quarter Fiscal 2005 Results           Page 11 of 19

            need for more costly and time-consuming in-store cable-based updates and massive device recalls.

      - Collaborated with Opera Software to give mobile users a more flexible shopping experience on their handsets. These new capabilities via Opera's mobile Web browser and the BREW solution allow operators to enhance their subscribers' wireless Internet experience by providing them with a feature-rich shopping experience, via BREW-enabled handsets. This advanced shopping experience gives users the opportunity to purchase and download contextually relevant content such as applications, ringtones, wallpapers and skins.

      - In October 2004, QUALCOMM completed the acquisition of all of the outstanding capital stock of Trigenix Limited (Trigenix), a United Kingdom-based developer of user interfaces for mobile phones for approximately $35 million, excluding assumed liabilities. Trigenix's suite of technologies provides additional substantial advantages to QUALCOMM's existing user interface offerings that enable flexible and customizable wireless device user interface for wireless operators and device manufacturers.

      QUALCOMM WIRELESS BUSINESS SOLUTIONS(R) (QWBS)

      - Shipped approximately 13,300 satellite-based systems (OmniTRACS(R), TruckMAIL(TM)) and more than 11,600 terrestrial-based systems (OmniExpress(R), GlobalTRACS(R), T2(TM) Untethered TrailerTRACS(R) and LINQ) in the first quarter of fiscal 2005. This compares to approximately 9,700 satellite-based systems and 1,100 terrestrial-based systems in the first quarter of 2004 and approximately 13,900 satellite-based systems and nearly 4,900 terrestrial-based systems in the fourth quarter of fiscal 2004. This brings the cumulative total to approximately 533,000 satellite-based systems and over 34,000 terrestrial-based systems shipped worldwide.

      - Announced that Ryan Incorporated Central, one of the nation's largest operators specializing in construction site work and mass excavation, has implemented the GlobalTRACS equipment management solution as a core element of its corporate-wide information gathering and asset management program.

      - Announced that Schneider National Inc., a premier provider of transportation, logistics and related services, has purchased QUALCOMM's T2 Untethered TrailerTRACS Asset Management Solution and has begun implementing the technology across its fleet of more than 48,000 trailers. QUALCOMM's T2 Untethered TrailerTRACS solution leverages GPS positioning and wireless communications technology to assist carriers in determining and

    QUALCOMM Announces First Quarter Fiscal 2005 Results           Page 12 of 19

            reporting a trailer's location and load status, regardless of whether or not the trailer is hooked to a tractor.

      - Announced that OmniTRACS(R) mobile communications solution now has service in Alaska and Hawaii, extending its coverage footprint to all 50 U.S. states and the NAFTA region. The OmniTRACS solution will provide wireless monitoring service to trucks transporting freight within Alaska and along the Alcan Highway.

OTHER

      - In October 2004, QUALCOMM completed the acquisition of all of the outstanding capital stock of Iridigm Display Corporation (Iridigm), a privately held display technology company, that it did not already own, for approximately $188 million, excluding assumed liabilities. Iridigm is a nonreportable segment included in reconciling items in the reconciliation of revenues and EBT for reportable segments to the consolidated totals. QUALCOMM expects its acquisition of Iridigm to accelerate the time to market for Iridigm's patented display technology, which should rapidly increase the capability of wireless devices by driving down their cost and power consumption.

QUALCOMM STRATEGIC INITIATIVES (QSI)

      - Established a subsidiary, MediaFLO(TM) USA Inc., to deploy and operate a nationwide "mediacast" network, to deliver many channels of high-quality video and audio programming to third-generation mobile phones at mass market prices. MediaFLO USA intends to provide interactive multimedia services to consumers in cooperation with U.S. cellular operators beginning in 2006.

CONFERENCE CALL

QUALCOMM's first quarter fiscal 2005 earnings conference call will be broadcast live on January 19, 2005 beginning at 2:30 p.m. Pacific Standard Time on the Company's web site at: www.qualcomm.com. This conference call may contain forward-looking financial information. The conference call will include a discussion of "non-GAAP financial measures" as that term is defined in Regulation G. The most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company's financial results prepared in accordance with GAAP, as well as the other material financial and statistical information to be discussed in the conference call, will be posted on the Company's Investor Relations web site at www.qualcomm.com immediately prior to commencement of the call. A taped audio replay will

    QUALCOMM Announces First Quarter Fiscal 2005 Results           Page 13 of 19

be available via telephone on January 19, 2005 beginning at approximately 4:30 p.m. (PST) through February 3, 2005 at 4:30 p.m. (PST). To listen to the replay, U.S. callers may dial (800) 633-8284 and international callers may dial (402) 977-9140. U.S. and international callers should use reservation number 21219395. An audio replay of the conference call will be available on the Company's web site at www.qualcomm.com for two weeks following the live call.

QUALCOMM Incorporated (www.qualcomm.com) is a leader in developing and delivering innovative digital wireless communications products and services based on the Company's CDMA digital technology. Headquartered in San Diego, Calif., QUALCOMM is included in the S&P 500 Index and is a 2003 FORTUNE 500(R) company traded on The Nasdaq Stock Market(R) under the ticker symbol QCOM.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company presents financial information excluding the QUALCOMM Strategic Initiatives (QSI) segment to facilitate evaluation by management, investors and analysts of its ongoing core operating businesses, including QUALCOMM CDMA Technologies (QCT), QUALCOMM Technology Licensing (QTL) and QUALCOMM Wireless & Internet (QWI). QSI results relate to strategic investments for which the Company has exit strategies of varying durations. Management believes that the information excluding QSI presents a more representative measure of the operating and liquidity performance of the Company because it excludes the effect of fluctuations in value of investments that are unrelated to the Company's operational performance.

The Company presents cash flow information excluding QSI and including marketable securities. The Company's management uses this non-GAAP presentation to analyze increases and decreases in certain of its liquid assets, comprised of cash, cash equivalents and marketable securities. Management views certain marketable securities as liquid assets available to fund operations, which result from cash management strategies designed to increase yields. However, these instruments do not meet the definition of cash equivalents in accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" and must be excluded from the GAAP statements of cash flows. Since the GAAP statements of cash flows reconcile the Company's beginning and ending cash and cash equivalents balances, the purchases and sales of marketable securities are presented as inflows and outflows. For internal analysis of the Company's cash position, management does not view these transactions as inflows and outflows from the business, but as cash

    QUALCOMM Announces First Quarter Fiscal 2005 Results           Page 14 of 19

management transactions. If required, such investments could be settled relatively quickly as additional cash resources are needed. The Company believes that this non-GAAP presentation is a helpful measure of the Company's liquidity.

The Company presents financial results as though the New Method of recording royalties had been in effect for prior periods to facilitate evaluation by management, investors and analysts of the results for these periods on a comparable basis to the Company's current results, current guidance and future periods. The Company believes that this presentation is useful in evaluating performance on a consistent and comparable basis.

The non-GAAP financial information presented herein should be considered in addition, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Reconciliations between total QUALCOMM results and results excluding QSI, QUALCOMM results and results using the New Method and total QUALCOMM cash flow and cash, cash equivalents and marketable securities and total QUALCOMM excluding the QSI segment are presented herein.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks associated with: the rate of development, deployment and commercial acceptance of CDMA based networks and CDMA based technology, including CDMA2000 1X, 1xEVDO and WCDMA, both domestically and internationally; our dependence on major customers and licensees; fluctuations in the demand for CDMA based products, services or applications; foreign currency fluctuations; strategic loans, investments and transactions the Company has or may pursue; our dependence on third party manufacturers and suppliers; our ability to maintain and improve operational efficiencies and profitability; developments in current and future litigation, as well as the other risks detailed from time-to-time in the Company's SEC reports.

                                       ###

QUALCOMM(R), Mobile Station Modem(TM), MSM(TM), FLO(TM), MediaFLO(TM), gpsOne(TM), CSM(TM), Qtv(TM), MSM6250(TM), MSM6255(TM), MSM6500(TM), MSM6550(TM), MSM6300(TM), radioOne(TM), powerOne(TM), RFL6202(TM), RFR6202(TM), RTR6250(TM), RFR6122(TM), RFT6122(TM), PM6650(TM), BREW(R), QChat(R), QUALCOMM Wireless Business Solutions(R), TruckMAIL(TM), OmniTRACS(R), OmniExpress(R), GlobalTRACS(R), T2(TM) and TrailerTRACS(R) are trademarks and/or service marks of QUALCOMM Incorporated. CDMA2000(R) is a registered trademark of the Telecommunications Industry Association. All other trademarks are the property of their respective owners.

QUALCOMM Announces First Quarter Fiscal 2005 Results               Page 15 of 19

                              QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING FROM
                 RESULTS EXCLUDING QSI TO TOTAL QUALCOMM RESULTS
                      (In millions, except per share data)
                                   (Unaudited)

                                                                THREE MONTHS ENDED DECEMBER 26, 2004
                                                        ---------------------------------------------------
                                                         EXCLUDING                                  TOTAL
                                                            QSI                 QSI               QUALCOMM
                                                        ------------       -------------         ----------
Revenues:
  Equipment and services                                $        978       $           -         $      978
  Licensing and royalty fees                                     412                   -                412
                                                        ------------       -------------         ----------
                                                               1,390                   -              1,390
                                                        ------------       -------------         ----------
Operating expenses:
  Cost of equipment and services revenues                        430                   -                430
  Research and development                                       219                   9                228
  Selling, general and administrative                            143                   5                148
                                                        ------------       -------------         ----------
Total operating expenses                                         792                  14                806
                                                        ------------       -------------         ----------
Operating income (loss)                                          598                 (14)               584
Investment income, net                                            66 (a)              54 (b)            120
                                                        ------------       -------------         ----------
Income before income taxes                                       664                  40                704
Income tax expense                                              (190) (c)             (1)              (191) (c)
                                                        ------------       -------------         ----------
Net income                                              $        474       $          39         $      513
                                                        ============       =============         ==========

Earnings per common share:
   Diluted                                              $       0.28       $        0.02         $     0.30
                                                        ============       =============         ==========
Shares used in per share calculations:
   Diluted                                                     1,704               1,704              1,704
                                                        ============       =============         ==========

(a) Includes $53 million in interest and dividend income related to cash, cash equivalents and marketable securities, which are not part of the Company's strategic investment portfolio.

(b) Includes $51 million in realized gains on investments and $3 million in gains on derivative instruments.

(c) The fiscal year 2005 estimated effective tax rate for operations excluding QSI and total QUALCOMM are approximately 30% and approximately 28%, respectively.

Revenues and earnings excluding the QSI segment, including forward looking periods, are calculated as total QUALCOMM revenues and earnings less revenues and earnings attributed to the QSI segment. No other adjustments are made.

QUALCOMM Announces First Quarter Fiscal 2005 Results               Page 16 of 19

                              QUALCOMM INCORPORATED
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING CASH FLOWS FROM CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES EXCLUDING QSI TO TOTAL QUALCOMM
                                   CASH FLOWS
                                  (In millions)
                                   (Unaudited)

                                                                            THREE MONTHS ENDED DECEMBER 26, 2004
                                                                    -----------------------------------------------------
                                                                      EXCLUDING                                TOTAL
                                                                         QSI                 QSI             QUALCOMM
                                                                    -----------------------------------------------------
Earnings before taxes, depreciation, amortization and other
  adjustments (1)                                                   $          684     $           (14)   $           670
Working capital changes and net taxes paid (2)                                (297)                 24               (273)
                                                                    --------------     ---------------    ---------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                      387                  10                397

Capital expenditures                                                          (112)                (76)              (188)
                                                                    --------------     ---------------    ---------------
FREE CASH FLOW (NET CASH PROVIDED BY OPERATING
  ACTIVITIES LESS CAPITAL EXPENDITURES)                                        275                 (66)               209

Net additional share capital                                                    96                   -                 96
Net issuance of notes receivable                                                 -                  (2)                (2)
Collection of finance receivables                                                1                   -                  1
Other investments and acquisitions, net of cash acquired                      (176)                 (3)              (179)
Other items                                                                     (2)                  -                 (2)
Changes in fair value and other changes to marketable
  securities                                                                    90                  97                187
Marketable securities pending settlement receipts                               65                   -                 65
Transfer from QSI (3)                                                           74                 (74)                 -
Transfer to QSI (4)                                                           (102)                102                  -
                                                                    --------------     ---------------    ---------------

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND
  MARKETABLE SECURITIES (5)                                         $          321     $            54    $           375
                                                                    ==============     ===============    ===============

(1) Reconciliation to GAAP:
        Net income                                                  $          474     $            39    $           513
        Non-cash adjustments (a)                                               228                  (2)               226
        Net realized gains on marketable securities and
          other investments                                                    (13)                (51)               (64)
        Net taxes paid                                                          (5)                  -                 (5)
                                                                    --------------     ---------------    ---------------
        Earnings before taxes, depreciation, amortization
          and other adjustments                                     $          684     $           (14)   $           670
                                                                    ==============     ===============    ===============
(2) Reconciliation to GAAP:
        Increase in cash resulting from changes in working
          capital                                                   $         (302)    $            24    $          (278)
        Net taxes paid                                                           5                   -                  5
                                                                    --------------     ---------------    ---------------
        Working capital changes and net taxes paid                  $         (297)    $            24    $          (273)
                                                                    ==============     ===============    ===============
(3)    Cash from loan payments and sale of equity
       securities.
(4)    Funding for strategic debt and equity investments,
       operations of Vesper and other QSI operating
       expenses.

(5)    Reconciliation to GAAP cash flows:
       Net decrease in cash and cash equivalents (GAAP)             $          (79)    $             -    $           (79)
          Plus: Net purchase (proceeds) of marketable
                securities                                                     245                 (43)               202
          Plus: Net increase (decrease) in fair value and
                other changes to marketable securities                          90                  97                187
          Plus: Net increase in marketable securities
                pending settlement receipt                                      65                   -                 65
                                                                    --------------     ---------------    ---------------
       Net increase (decrease) in cash, cash equivalents
          and marketable securities                                 $          321     $            54    $           375
                                                                    ==============     ===============    ===============

Supplemental detail:
(a) Non-cash adjustments are comprised of:
     Depreciation and amortization                                  $           44     $             1    $            45
     Gains on derivative instruments                                                   -            (3)                (3)
     Non-cash income tax benefit                                               184                   1                185
     Other non-cash charges                                                      -                  (1)   $            (1)
                                                                    --------------     ---------------    ---------------
   Total non-cash adjustments                                       $          228     $            (2)   $           226
                                                                    ==============     ===============    ===============

QUALCOMM Announces First Quarter Fiscal 2005 Results               Page 17 of 19

                              QUALCOMM INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                     QUALCOMM
                                                     EXCLUDING
                                                       QSI             QSI (a)         QUALCOMM        QUALCOMM
                                                   December 26,     December 26,    December 26,     SEPTEMBER 26,
                                                       2004             2004            2004             2004
                                                  --------------    -------------   -------------   ---------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents                       $        1,135    $           -   $       1,135   $         1,214
  Marketable securities                                    4,933               56           4,989             4,768
  Accounts receivable, net                                   659                -             659               581
  Inventories                                                156                -             156               154
  Deferred tax assets (a)                                    359                -             359               409
  Other current assets                                       126                9             135               101
                                                  --------------    -------------   -------------   ---------------
          Total current assets                             7,368               65           7,433             7,227
Marketable securities                                      1,742              144           1,886             1,653
Property, plant and equipment, net                           746                -             746               675
Goodwill                                                     527                -             527               356
Deferred tax assets (a)                                      410                -             410               493
Other assets                                                 266              298             564               416
                                                  --------------    -------------   -------------   ---------------
          Total assets                            $       11,059    $         507   $      11,566   $        10,820
                                                  ==============    =============   =============   ===============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable                          $          262    $           -   $         262   $           286
  Payroll and other benefits related liabilities             154                -             154               194
  Unearned revenue                                           179                -             179               172
  Dividends payable                                          115                -             115                 -
  Other current liabilities                                  250                4             254               242
                                                  --------------    -------------   -------------   ---------------
         Total current liabilities                           960                4             964               894
Unearned revenue                                             143                -             143               170
Other liabilities                                            120                -             120                92
                                                  --------------    -------------   -------------   ---------------
         Total liabilities                                 1,223                4           1,227             1,156
                                                  --------------    -------------   -------------   ---------------
Stockholders' equity:
  Preferred stock, $0.0001 par value                           -                -               -                 -
  Common stock, $0.0001 par value                              -                -               -                 -
  Paid-in capital                                          7,144                -           7,144             6,940
  Retained earnings                                        3,107                -           3,107             2,709
  Accumulated other comprehensive income                       3               85              88                15
                                                  --------------    -------------   -------------   ---------------
       Total stockholders' equity                         10,254               85          10,339             9,664
                                                  --------------    -------------   -------------   ---------------
       Total liabilities and stockholders'
         equity                                   $       11,477    $          89   $      11,566   $        10,820
                                                  ==============    =============   =============   ===============

(a) Deferred tax assets and liabilities are not allocated to the Company's segments. Net deferred tax assets and liabilities, if any, of subsidiaries that are consolidated by QSI are reflected as QSI assets and liabilities.

QUALCOMM Announces First Quarter Fiscal 2005 Results              Page 18 of 19

                              QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                      ---------------------------
                                                                      DECEMBER 26,   DECEMBER 28,
                                                                         2004        2003 (a) (b)
                                                                      ------------   ------------
Revenues:
  Equipment and services                                              $        978   $        853
  Licensing and royalty fees                                                   412            354
                                                                      ------------   ------------
                                                                             1,390          1,207
                                                                      ------------   ------------

Operating expenses:
  Cost of equipment and services revenues                                      430            370
  Research and development                                                     228            150
  Selling, general and administrative                                          148            118
                                                                      ------------   ------------
Total operating expenses                                                       806            638
                                                                      ------------   ------------

Operating income                                                               584            569

Investment income, net                                                         120             35
                                                                      ------------   ------------
Income from continuing operations before income taxes                          704            604
Income tax expense                                                            (191)          (193)
                                                                      ------------   ------------
Income from continuing operations                                              513            411
                                                                      ------------   ------------
Loss from discontinued operations                                                -            (59)
                                                                      ------------   ------------
Net income                                                            $        513   $        352
                                                                      ============   ============

  Basic earnings per common share from continuing operations          $       0.31   $       0.26
  Basic loss per common share from discontinued operations                       -          (0.04)
                                                                      ------------   ------------
  Basic earnings per common share                                     $       0.31   $       0.22
                                                                      ============   ============

  Diluted earnings per common share from continuing operations        $       0.30   $       0.25
  Diluted loss per common share from discontinued operations                     -          (0.04)
                                                                      ------------   ------------
  Diluted earnings per common share                                   $       0.30   $       0.21
                                                                      ============   ============

Shares used in per share calculations:
   Basic                                                                     1,639          1,601
                                                                      ============   ============
   Diluted                                                                   1,704          1,654
                                                                      ============   ============

Dividends per share announced                                         $       0.07   $       0.07
                                                                      ============   ============

(a) We affected a two-for-one stock split in August 2004. All references to number of shares and per share amounts reflect the stock split.

(b) As adjusted to present results related to Vesper, TowerCo and SMP licenses as discontinued operations.

QUALCOMM Announces First Quarter Fiscal 2005 Results               Page 19 of 19

                              QUALCOMM INCORPORATED
 A COMPARISON OF THE "PRIOR METHOD" OF RECORDING ROYALTIES AND THE "NEW METHOD"
     OF RECORDING ROYALTIES FOR PRIOR YEAR PERIODS FOR COMPARATIVE PURPOSES

                                                                         THREE MONTHS ENDED                     YEAR ENDED
                                                       -----------------------------------------------------   -------------
 ($ in millions, except per share data)                SEPTEMBER 26,    JUNE 27,    MARCH 28,   DECEMBER 28,   SEPTEMBER 26,
                                                           2004           2004        2004         2003            2004
PRIOR METHOD OF RECORDING ROYALTIES

Estimate of estimated licensees for prior period      $         253   $      237   $     205   $        151   $         151
Royalties reported by estimated licensees for
   prior period                                                 255          264         262            208             208
                                                      -------------   ----------   ---------   ------------   -------------
Prior period variance included in reporting period                2           27          57             57              57
Other royalties reported in reporting period                     99          109          51             45           1,084
Estimate for estimated licensees for current period               -          253         237            205               -
                                                      -------------   ----------   ---------   ------------   -------------
Total QTL royalty revenues from external licensees              101          389         345            307           1,141
Intercompany revenue                                             36           33          30             32             132
License revenue                                                  14           15          15             15              59
                                                      -------------   ----------   ---------   ----------------------------
Total QTL revenue using Prior Method                                  $      436   $     390   $        353
Total QTL revenue including prospective change to
   New Method in Q4 '04                               $         151                                           $       1,331

NEW METHOD OF RECORDING ROYALTIES

Total royalties reported by external licensees (a)    $         354   $      373   $     313   $        253   $       1,292
Intercompany revenue                                             36           33          30             32             132
License revenue                                                  14           15          15             15              59
                                                      -------------   ----------   ---------   ------------   -------------
Total QTL revenue using New Method                    $         404   $      420   $     358   $        300   $       1,483

Difference between the methods                        $        (253)  $       16   $      32   $         54   $        (151)
                                                      -------------   ----------   ---------   ------------   -------------

Total QCOM revenues as reported under GAAP            $       1,118   $    1,341   $   1,216   $      1,207   $       4,880
Less:  Difference between the royalty methods                  (253)          16          32             54            (151)
                                                      -------------   ----------   ---------   ------------   -------------
Total QCOM revenues using New Method                          1,371        1,325       1,184          1,153           5,031
TOTAL QCOM REVENUES, AND QCOM REVENUES EXCLUDING
    QSI USING NEW METHOD                              $       1,371   $    1,325   $   1,184   $      1,153   $       5,031

TOTAL QCOM earnings from continuing operations
    before taxes as reported under GAAP               $         431   $      668   $     610   $        604   $       2,313
Less: earnings from continuing operations before
    taxes attributed to difference between the
    royalty methods                                   $        (253)  $       16   $      32   $         54   $        (151)
                                                      -------------   ----------   ---------   ------------   -------------
Total QCOM earnings from continuing operations
    before taxes using New Method                     $         684   $      652   $     578   $        550   $       2,464
Less: QSI earnings from continuing operations
    before taxes (c)                                  $          11   $      (12)  $     (21)  $         (8)  $         (31)
QCOM EARNINGS FROM CONTINUING OPERATIONS BEFORE
    TAXES EXCLUDING QSI USING NEW METHOD (c)          $         673   $      664   $     599   $        558   $       2,495

TOTAL QCOM net income as reported under GAAP          $         393   $      486   $     488   $        352   $       1,720
Less:  Net income attributed to difference between
    the royalty methods (b)                                    (154)          10          20             33             (92)
                                                      -------------   ----------   ---------   ------------   -------------
Total QCOM net income using New Method                          547          476         468            319           1,812
Less:  QSI net income (loss) (c)                                 48           (4)         40            (72)             12
QCOM NET INCOME EXCLUDING QSI USING NEW METHOD (c)    $         499   $      482   $     428   $        391   $       1,800

QCOM diluted EPS as reported under GAAP               $        0.23   $     0.29   $    0.29   $       0.21   $        1.03

EPS ATTRIBUTED TO DIFFERENCE BETWEEN THE ROYALTY
   METHODS                                            $       (0.09)  $     0.01   $    0.01   $       0.02   $       (0.06)
                                                      -------------   ----------   ---------   ------------   -------------
Total QCOM diluted EPS using New Method               $        0.32   $     0.28   $    0.28   $       0.19   $        1.08
EPS attributed to QSI (c)                             $        0.03   $    (0.00)  $    0.02   $      (0.04)  $        0.01
QCOM DILUTED EPS EXCLUDING QSI USING NEW METHOD (c)   $        0.30   $     0.29   $    0.26   $       0.24   $        1.07

Shares previously used for diluted EPS                          n/a          841         836            827             n/a
Adjusted for stock split                                      1,692        1,682       1,672          1,654           1,675

(a) Represents royalty revenue that would have been reported during the period if the "new method" had been adopted retroactively. Does not represent royalty revenue that will be recognized under GAAP due to the effect of the accounting change on these periods.

(b)   QTL's rounded effective tax rate was 39% in fiscal 2004 .

(c) During the first quarter of 2005, the Company reorganized its MediaFLO USA business into the QSI segment. The operating expenses related to the MediaFLO USA business were included in reconciling items through the end of fiscal 2004. Prior period segment information has been adjusted to conform to the new segment presentation.

All EPS amounts have been adjusted to reflect the 2:1 stock split that was effected during the fourth quarter of fiscal 2004.

QTL revenues as reported under GAAP and using the new method are presented to illustrate the difference between the prior method used for royalties prior to the fourth quarter of fiscal 2004 and the new method implemented starting in the fourth quarter of fiscal 2004.

Sums may not equal totals due to rounding.

Revenues and earnings excluding the QSI segment, including forward looking periods, are calculated as total QUALCOMM revenues and earnings less revenues and earnings attributed to the QSI segment. No other adjustments are made.